SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report:	June 29, 2005
Date of Earliest Event Reported:	June 27, 2005

COMMSCOPE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12929 (Commission File Number)	36-4135495 (I.R.S. Employer Identification Number)
1100 CommScope Place, SE P.O. Box 339 Hickory, North Carolina 28602 (Address of principal executive offices)

Registrant’s telephone number, including area code:	(828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2005, CommScope, Inc. of North Carolina, CommScope Solutions, Inc. and Connectivity Solutions Manufacturing, Inc. (collectively, the “Borrowers”), each a wholly owned subsidiary of CommScope, Inc. (the “Company”), entered into the First Amendment to Amended and Restated Credit and Security Agreement (the “Amendment”), which amends certain terms of the Amended and Restated Credit and Security Agreement dated as of January 31, 2004 (the “Credit Agreement”) by and among the Borrowers, the Lenders listed therein (the “Lenders”), Wachovia Bank, National Association as Agent (the “Agent”), Fleet Capital Corporation as Syndication Agent and General Electric Capital Corporation, Harris N.A. (successor by merger to Harris Trust and Savings Bank) and PNC Bank as Documentation Agents.

The Amendment amends the Credit Agreement by, among other things:

i.	Extending the maturity date of the $110,000,000 revolving credit facility (the “Revolving Facility”) from January 31, 2009 to January 31, 2010;
ii.

Reducing the applicable margin for Term Loans from a range of 2.25% to 3.25% for Euro-Dollar Loans and 0.75% to 1.75% for Base Rate Loans to, respectively, a range of 1.50% to 2.00% for Euro-Dollar Loans and 0.00% to 0.75% for Base Rate Loans, in each case based on the Fixed Charge Coverage Ratio of the Company and its Consolidated Subsidiaries (as such terms are defined in the Credit Agreement);

iii.

Reducing the applicable margin for Revolving Loans from a range of 2.00% to 3.00% for Euro-Dollar Loans and 0.50% to 1.50% for Base Rate Loans to, respectively, a range of 1.25% to 1.75% for Euro-Dollar loans and 0.00% to 0.50% for Base Rate Loans, in each case based on the Fixed Charge Coverage Ratio of the Company and its Consolidated Subsidiaries (as such terms are defined in the Credit Agreement);

iv.	Reducing the fee payable on the unused balance of the Revolving Facility from a range of 0.375% to 0.50% to a range of 0.25% to 0.375%;
v.

Requiring the Company to provide consolidated financial statements on a monthly basis during each fiscal quarter only if Excess Liquidity (as defined in the Amendment) is less than $50,000,000 on the last day of any month during such fiscal quarter;

vi.	Permitting the reporting of collateral information on a quarterly as opposed to a monthly basis, provided there are no outstanding loans under the Revolving Facility (excluding letters of credit);
vii.	Amending the definition of Consolidated Fixed Charges to exclude voluntary and non-scheduled mandatory payments of principal under long-term debt;
viii.

Amending the definition of Permitted Acquisition to require Excess Liquidity, as opposed to Excess Borrowing Availability (as defined in the Credit Agreement), of at least $50,000,000 immediately following any such acquisition;

ix.	Permitting the sale of the Company’s real property located in Omaha, Nebraska without any mandatory prepayments under the Credit Agreement;
x.

Permitting the payment of dividends and other Restricted Payments (as defined in the Credit Agreement) in an amount of up to $40,000,000 in any fiscal year (which amount will increase, commencing in fiscal year 2006, by 50% of the Company’s consolidated net income from the previous fiscal year), subject to certain conditions;

xi.	Increasing the maximum amount of Permitted Acquisitions (as defined in the Credit Agreement) during any fiscal year from $50,000,000 to $125,000,000 in the aggregate; and
xii.	Reducing the number of field examinations permitted to be conducted by the Agent from up to two per year to one per year, provided the Company maintains Excess Liquidity of at least $50,000,000.

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Wachovia Bank, National Association, the Agent and also a Lender under the Credit Agreement, also serves as trustee under the indenture governing the Company’s $250,000,000 aggregate principal amount of 1.00% convertible senior subordinated debentures due 2024 (the “Debentures”) as well as paying agent, conversion agent, debenture registrar and custodian for the Debentures. The Company also has a number of other ordinary course commercial relationships with Wachovia Bank, National Association and its affiliates.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibit	Description

10.1

First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 27, 2005, among CommScope, Inc. of North Carolina, CommScope Solutions, Inc., and Connectivity Solutions Manufacturing, Inc. as Borrowers, Wachovia Bank, National Association as Agent, Fleet Capital Corporation as Syndication Agent, General Electric Capital Corporation, Harris N.A. (successor by merger to Harris Trust and Savings Bank) and PNC Bank as Documentation Agents, and the Lenders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2005

COMMSCOPE, INC.

By: /s/ Jearld L. Leonhardt

Jearld L. Leonhardt

Executive Vice President and Chief Financial Officer

Index of Exhibits

Exhibit No.	Description
10.1

First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 27, 2005, among CommScope, Inc. of North Carolina, CommScope Solutions, Inc., and Connectivity Solutions Manufacturing, Inc. as Borrowers, Wachovia Bank, National Association as Agent, Fleet Capital Corporation as Syndication Agent, General Electric Capital Corporation, Harris N.A. (successor by merger to Harris Trust and Savings Bank) and PNC Bank as Documentation Agents, and the Lenders signatory thereto.